A50533063/7.0/09 Oct 2023 1 DIAGEO GROUP MALUS AND CLAWBACK POLICY Approved by the Remuneration Committee: 2nd December 2020 Amended by approval of the Remuneration Committee: 18th October 2023 1 PURPOSE 1.1 The purpose of this policy is to set out the principles of malus adjustment and clawback applicable to all employees of Diageo (the "Company") and any of its subsidiaries (the "Group"). 1.2 The Board of the Company (the "Board") has adopted this policy (the "Malus and Clawback Policy") with a view to align the interests of employees with the long-term interests of the Group and its shareholders, to promote effective risk management, and to encourage appropriate conduct and culture. This is in accordance with the requirements of the Financial Reporting Council's UK Corporate Governance Code and investment guidelines such as the Investment Association's Principles of Remuneration, as amended from time to time, as well as such other legal or regulatory requirements relating to the recovery or cancellation of remuneration to which the Group may be subject from time to time. 1.3 Malus allows the Group to reduce ‘at risk’ or unvested variable remuneration of certain individuals, prior to vesting. Clawback allows the Group to recover all or part of any vested or paid variable remuneration from an individual, in certain circumstances. 1.4 Any decision regarding the application of malus or clawback under the Malus and Clawback Policy shall be taken by the Company’s Remuneration Committee (the "RemCo”) (in relation to members of the executive committee) or the Routine Business Committee (for all other Employees), or in each case by any person or group of persons duly authorised as a delegate thereof for such purpose (such committee or duly authorised delegate being the “Appropriate Committee”). 1.5 The Malus and Clawback Policy may be amended from time to time by the RemCo at its discretion. Employees will be made aware of any significant amendments and how this may impact their remuneration. 2 SCOPE AND APPLICABILITY 2.1 The Malus and Clawback Policy applies to current and former executive directors of the Company and current and former Group employees (each an "Employee"). 2.2 The Malus and Clawback Policy applies to any remuneration granted or to be granted to an Employee under the Annual Incentive Plan ("AIP"), the Diageo 2014 Long Term Incentive Plan and the Diageo 2023 Long Term Incentive Plan (“DLTIP”), the Diageo Deferred Bonus Share Plan (“DBSP”) or any other variable remuneration structures operated by the Group (the “Awards”). 2.3 The Malus and Clawback Policy will apply to all Employees and this will be notified to Employees through any means determined by the RemCo and, where applicable, asking Employees to agree to the terms when accepting an Award or via a clause in their employment contract.

A50533063/7.0/09 Oct 2023 2 2.4 The Malus and Clawback Policy will continue to apply to an Employee following any termination of their employment. 2.5 This Malus and Clawback Policy applies in addition to the Diageo Group NYSE Compensation Recovery Policy, which applies to certain senior employees of the Group as set out in that policy. 3 MALUS AND CLAWBACK CIRCUMSTANCES 3.1 The Appropriate Committee shall be entitled, at its absolute discretion, to apply: 3.1.1 malus to any unvested Award (or any part of any unvested Award); and/or 3.1.2 clawback to any vested Award (or any part of any vested Award) at any time in the first year after an AIP Award is paid or at any time in the two years after a DLTIP Award is released to the Employee (the “Clawback Period”). Clawback will not apply to DBSP Awards. 3.2 Malus and clawback can be applied where the Appropriate Committee determines that in its opinion: (a) results announced for any financial year before vesting have subsequently appeared materially financially inaccurate or misleading as determined by the Appropriate Committee; (b) there has been a failure of risk management which has resulted in a material financial loss for the business unit or profit centre in which the Employee worked; (c) any error or a material misstatement has resulted in an overpayment to Employees, whether in the form of Awards, assessment of Employee performance, the Company’s or a member of the Group’s accounts or otherwise; (d) an Employee has left employment in circumstances in which the Award has not lapsed and facts have emerged which, if known at the time, would have caused the Award to lapse on leaving or have caused any discretion under any terms governing the Award to have been exercised differently; (e) the Employee is subject to any disciplinary action or regulatory investigation or the Appropriate Committee considers that their conduct, or performance has been in breach of: (i) the Employee's employment contract, (ii) any laws, rules or codes of conduct applicable to the Employee; or (iii) the standards reasonably expected of a person in their position. (f) any team, business area, member of the Group or profit centre in which the Employee works has been the subject of any regulatory investigation or has been in breach of any laws, rules or codes of conduct applicable to it or the standards reasonably expected of it; (g) in relation to malus only, the underlying financial health of the Group or any member of the Group or any business unit has significantly deteriorated such that there are severe financial constraints on the Group which preclude or limit the Group’s or the member of the Group’s ability to facilitate funding of Awards;

A50533063/7.0/09 Oct 2023 3 (h) material reputational damage has been caused to the Group or any member of the Group for which the Participant is accountable and which could have been reasonably avoided or mitigated or the Employee's conduct is materially adverse to the interests of the Company; and/or (i) it is appropriate to apply malus or clawback as a result of any other matter which, in the reasonable opinion of the Appropriate Committee is required to be considered to comply with prevailing legal and / or regulatory requirements, and malus and/or clawback shall be applied to any extent necessary to give effect to any required reimbursement, cancellation or recovery pursuant to the Diageo Group NYSE Compensation Recovery Policy. 4 MALUS APPLICATION 4.1 Where malus is to apply to an Award, the Appropriate Committee can decide: 4.1.1 the number of shares or cash amount subject to any Award will be reduced; and 4.1.2 whether: (a) the Award will lapse; (b) some or all of any shares held as part of an Award will be forfeited; (c) vesting of the Award or the end of any retention period will be delayed; (d) additional conditions will be imposed on the vesting of the Award or the end of the retention period; and/or (e) any Award, bonus or other benefit which might have been granted or paid to the Employee in any later year will be reduced or not awarded. For the avoidance of doubt, where there is a delay, there may (or may not) be an adjustment or further adjustment under this rule following completion of any action, investigation or procedure to take any action it deems appropriate. 4.2 The Appropriate Committee may exercise its discretion irrespective of whether any applicable performance conditions attached to the Awards have been satisfied. 5 CLAWBACK APPLICATION 5.1 Where clawback is to apply to an Award, the Appropriate Committee: (a) can decide the number of shares or cash amount subject to the clawback; and (b) can (i) require repayment, in cash or shares, of the Award on such terms and over such period as determined by the Appropriate Committee; (ii) deduct from any payment to be made to the Employee such amount as is required for the clawback to be satisfied in part or full; and/or (iii) forfeit the Award to the extent it remains outstanding (including subject to a retention period (or similar), if applicable). 5.2 The Appropriate Committee may exercise its discretion irrespective of whether any applicable performance conditions attached to the Awards have been satisfied.

A50533063/7.0/09 Oct 2023 4 5.3 Clawback will normally be applied in respect of any gross amounts received by an Employee but the Appropriate Committee has discretion to determine that the net of tax and social security amount should be subject to clawback. 5.4 If an Employee obtains any repayment, offset or rebate (or similar) of any taxes, social security amounts or similar as a result of clawback being applied, the Employee must account to the appropriate member of the Group for those amounts unless the Appropriate Committee determined otherwise. 5.5 The Group may lapse any Award (whether vested or unvested) to any extent required to give effect to the application of any application of clawback under this Malus and Clawback Policy and/or any repayment or recovery under any other policies or terms that are applicable from time to time (including the Diageo Group NYSE Compensation Recovery Policy). 6 DECISION MAKING 6.1 Misconduct and other trigger events can take years to come to light. For the avoidance of doubt, malus and clawback may be applied in respect of any Awards (or part of any Award) at any time, even where the Award does not relate to performance for the year in which the trigger event occurred or came to light. Where malus and clawback are applied to Awards before the full impact of the trigger event is known, subsequent action may also be taken to ensure the final outcome in respect of an Award fully reflects the impact of the event. 6.2 Without limiting the Appropriate Committee’s discretion to apply malus and/or clawback, in determining whether and to what extent to apply malus and/or clawback, the Appropriate Committee may consider: (a) the Employee's proximity to the matter in question; (b) the Employee's level of responsibility and accountability, contributing to the circumstances. Direct culpability will be the most serious; (c) the Employee's supervisory or managerial responsibility for a culpable team member; (d) any other circumstances pointing to control weakness, poor performance, misbehaviour or miscount; (e) the cost of fines or other action against the Group; (f) direct and indirect financial loss(es) attributable to the relevant failure; (g) reputational damage to the Group; (h) the impact on the Group's relationship with its stakeholders, including shareholders, customers, team members, creditors and counterparties; and/or (i) any other criteria the Appropriate Committee considers relevant. 6.3 As appropriate, the Appropriate Committee will consult with different departments within the Group, including Finance, HR and Reward to obtain information relevant to the circumstances of malus and clawback being considered. To the extent possible, the Employee will be invited to provide representation in writing, within such period as set by the Appropriate Committee, to be considered in the determination. 6.4 To the extent possible, at the conclusion of the procedure, an Employee to whom malus or clawback may be applied will be informed of the Appropriate Committee's decision and will be provided with a summary of the reasons for that decision.

A50533063/7.0/09 Oct 2023 5 7 OTHER RECOVERY RIGHTS 7.1 Any right of recovery or similar under this Malus and Clawback Policy applies in addition to (and without limiting and without prejudice to) any other remedies and/or rights to reduce, cancel or recover any elements of compensation (or similar) that may be available to any member of the Group pursuant to any remuneration policy (including any further malus and clawback policies) operated by any member of the Group, the terms of any incentive plans or awards operated by any member of the Group, any employment agreement and/or any other terms and conditions appliable to any Executive, in each case from time to time in force, and/or pursuant to any other legal remedies available to any member of the Group. Recovery (or similar) may be applied pursuant to both this Malus and Clawback Policy and any such other policies, terms or similar in respect of the same award of compensation, provided that there shall be no duplication of recovery. 7.2 In the event that malus and/or clawback is to be applied pursuant to this Malus and Clawback Policy to give effect to any required reimbursement, cancellation or recovery as required pursuant to the Diageo Group NYSE Compensation Recovery Policy, then malus and/or clawback shall be applied in accordance with the Diageo Group NYSE Compensation Recovery Policy (the terms of which shall, for such purpose, take precedence to the terms of this Malus and Clawback Policy). 8 DISCLOSURE 8.1 To the extent required by any applicable laws or regulations, the Company shall disclose the application of malus or clawback and the circumstances in the annual report of the Company for the relevant year and otherwise pursuant to any other annual reporting it is obligated to prepare. 9 ADMINISTRATION AND OPERATION 9.1 Each of the RemCo and the Routine Business Committee has, in respect of the application of this Malus and Clawback Policy to those Employees within their ambit as set out in clause 1.4, the exclusive power and authority to: (i) administer this Malus and Clawback Policy, including, without limitation, the right and power to interpret the provisions of this Malus and Clawback Policy; and (ii) delegate any power or discretion under this Malus and Clawback Policy to such person or persons as it may determine (and in which case this Malus and Clawback Policy shall apply accordingly). 9.2 The Appropriate Committee shall have power to make all determinations deemed necessary or advisable in applying this Malus and Clawback Policy (which in every case shall be made at the relevant decision maker’s absolute discretion, without this being limited by references in certain clauses but not others to a discretion being absolute). 9.3 Any action, interpretation or determination taken or made by the Appropriate Committee pursuant to this Malus and Clawback Policy will be final, conclusive and binding. 10 GENERAL 10.1 Any provision in this Malus and Clawback Policy can apply even if the Employee was not responsible for the event in question or if it took place before the grant and/or vesting of any Award that is subject to malus and/or clawback.

A50533063/7.0/09 Oct 2023 6 10.2 Malus and clawback can be applied in different ways for different Employees in relation to the same or different events. 10.3 An Employee will not be entitled to any compensation in respect of any application of Malus and/or Clawback. 10.4 The terms of this Malus and Clawback Policy shall apply regardless of any agreement, undertaking or suggestion (or similar), whether or not contractual, that any Award shall not be subject to malus or clawback. 10.5 The invalidity or unenforceability of any provision of this Malus and Clawback Policy shall not affect the validity or enforceability of any other provision. 10.6 References in this Malus and Clawback Policy to the phrase “including” (or similar) shall not limit or prejudice the generality of the following words (without this being limited by such references in some clauses but not others).